Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2004 Equity Incentive Plan of Socket Mobile, Inc. of our report dated April 1, 2010, with respect to the consolidated financial statements of Socket Mobile, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty) included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ MOSS ADAMS LLP

Santa Clara, California
April 8, 2010